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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:     February 5, 2002

FOR FURTHER INFORMATION:   Sandy Fruhman (Media) - (713) 207-3123
                           Dennis Barber (Investors) - (713) 207-3042


                  RELIANT RESOURCES DELAYS RELEASE OF EARNINGS


         Reliant Resources, Inc. (NYSE: RRI) announced today that it will not release earnings today as originally anticipated. The company also announced that it plans to retain its European operations and updated its 2002 earnings guidance.

         DELAY OF EARNINGS RELEASE

         The company said it will restate its earnings for the second and third quarters of 2001 and that it expects earnings for those periods to increase by an amount between $100 million and $130 million. The restatement, due to a reclassification of several specific transactions, will change the timing of earnings recognition, with the effect that the company will recognize earnings in 2001 that it previously expected to recognize in 2002 and 2003. The restatement will not affect cash flow for any period. The company will not be able to announce its fourth-quarter 2001 earnings until the restatement is finalized.

         The transactions under review, which were entered into in the second and third quarters of 2001, were purchases and sales of gas and power intended to be cash flow hedges. The counterparties to all of the transactions were independent third parties that are regularly engaged in the trading business. Under GAAP, these transactions may be accounted for as cash flow hedges if they meet certain criteria or must be marked to market if they do not meet those criteria. GAAP requires that the change in fair value of derivative transactions that do not qualify for hedge accounting treatment be recorded in the company's income statement. The company originally accounted for the transactions as cash flow hedges in its conventional accrual accounts but now believes that the transactions being reviewed did not meet all of the criteria for hedge accounting set out in Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities."

         Reliant Resources' accounting department discovered the errors in the course of preparing year-end financial information. The company called the matters to the attention of its outside auditors, its outside counsel and the audit committees of its board of directors and the board of its parent company, Reliant Energy, Incorporated (NYSE:REI). The audit committees are directing the review of the matter and have



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instructed the company to review the accounting, substance and purpose of these transactions.

         The company will issue a press release announcing 2001 earnings as soon as the review is completed. In addition, as soon as possible, the company will restate its interim financial statements included in its quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2001, and September 30, 2001. As a result, these interim financial statements should not be relied upon until they have been restated. The company will file amendments to these quarterly reports that will restate the interim financial statements.

         EUROPEAN OPERATIONS

         Reliant Resources also announced that it has decided to retain its European business following a review of strategic alternatives concluded recently. The company initiated the evaluation in September 2001 in response to expressions of interest by a number of parties. However, the company did not receive an acceptable offer for its European business. Industry conditions have changed dramatically in Europe since the process began, including the implications and uncertainties created by the collapse of Enron and the slowed pace of privatization of the Dutch power distribution companies. Consequently, the company has decided to retain its Dutch generation assets and continue to expand its trading and origination activities in Northwest Europe.

         OUTLOOK FOR 2002

         Reliant Resources also updated its guidance for 2002 earnings to $1.80 to $2.00 per share. This guidance compares to the company's previously announced guidance of $2.05 to $2.15, which was provided at the time of the release of third quarter 2001 earnings. The revised earnings estimates for 2002 reflect consideration of the current outlook for the company's business activities and steps taken or planned by the company to strengthen its balance sheet in response to evolving rating agency standards for liquidity and credit criteria for merchant energy companies, as well as the matters discussed above.

         Reliant Resources, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company has nearly 18,000 megawatts of power generation capacity in operation, under construction or advanced development, or under contract in the U.S. It is one of only five companies to rank among both the ten largest power marketers and the ten largest natural gas marketers in North America. The company also has wholesale trading and marketing operations and nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. Reliant Resources currently is a majority-owned subsidiary of Reliant Energy, Incorporated (NYSE: REI).




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         This press release includes forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and the underlying assumptions reflected in the statements. Actual results or outcomes could differ materially as a result of legislative and regulatory developments, the impact of competition, weather, risks associated with international operations, changes in Reliant Resources' business plans and other factors discussed from time to time in Reliant Resources' SEC reports.




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